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                                                                   Exhibit 10.33

November 19, 1999

Lauren Renaud
Teen People Magazine
Rockefeller Center
New York, NY  11020-1393

Re:  Nordstrom CD-Rom Promotion

Dear Lauren:

As per our various conversations this document serves to bullet point the parameters of the project and set forth a preliminary schedule for a firm March 9th 2000 completion.

    1. We will create from start to completion all the elements requested by Teen People based on Attachment "A" (2 pages).

    2.  Timeline based on attached Schedule B.

    3. UIT will assign 2 project coordinators. Larry Deleon from United Internet Technologies and Liz Kieman as an outside consultant recommended by TEEN PEOPLE who will have day-to-day contact and reporting responsibility to TEEN PEOPLE, NORDSTROM and UIT on the project.

Please review the attached preliminary schedule timeline and the attached spec breakdown of the project. The schedule is only a first pass, and will be adjusted over the next week as we begin the pre-production phase.

Please sign the attached pages as an indication of your approval so that we can start moving forward. Because of all the holidays, the only way to meet the deadline with a level of comfort is to start by this Monday.



Sincerely,
/s/
Brian Shuster
President

                                                             1995 Westwood Blvd.
                                                                 Penthouse Floor
                                                          Los Angeles, CA  90025
                                                            Phone: (310)441-0800
                                                             Fax: (310) 474-7466
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ATTACHMENT "A" SPECS (2 PAGES)

        United Internet Technologies will create, design and implement to completion the following specifics requested by Teen People:

        a. Design, creation and production of a 12-page "mini-magalog". The magalog will be a 4-color catalog of merchandise with TEEN PEOPLE supplied advertorial copy, appropriate for NORDSTROM target audience. The magalog will also act as a self-mailer for the CD-ROM.

        b. Printing of 500,000 magalog pieces. We have estimated a 5-1/2 x 7-1/2 piece with card stock covers and inside pages.

        c.  Third class postage and fulfillment to client supplied mail list.

        d. Although the primary responsibility for casting the project will be with TP, UIT will assist in casting and will also provide a facility to cast from. All casting will be done in Los Angeles. TP will pay all talent directly.

        e. Fashion/advertorial photography sheet of 65 original shots on location and in studio here in Los Angeles.

        f. We will design and produce the interactive CD-ROM based on the template you supplied.

        g. Links will be provided to the NORDSTROM web site. The content of the CD-ROM will include the copy and merchandise provided for the magalog, plus additional video and audio assets, provided by client. In no case, shall the overall content exceed that of the previous
            BP magalog. Should this occur, additional cost will be applied. Any such costs will be presented prior to expense.

        h. One day of blue screen video production for host talent on a sound stage. The resulting footage will be composited over interactive graphic backgrounds. The edited footage will not exceed 15 minutes in length. The overall total running time of all video on the CD-ROM will not exceed 45 minutes.

        i. Production schedule based on pre-production beginning Monday November 22nd.

        j. UIT will require that the CD-ROM carry UIT credit information page and that TEEN PEOPLE/NORDSTROM will authorize UIT to announce publicly its production involvement in creating the project for client. All such announcements are subject to the prior approval of both NORDSTROM and Teen People.





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        k.  UIT will bundle an Internet Service Provider software package as a consumer option. Revenues derived from such bundling shall accrue to United Internet Technology.

        l.  Client shall have the option of AT&T, Earthlink or America Online.


TEEN PEOPLE/NORDSTROM will supply the following:


        a.  All approvals on a timely manner
        b. All talent cost including actors for all shoots, talent and any talent travel for video.
        c. All camera-ready wardrobe, product and featured accessories and logo art.
        d. Broadcast clubs of television previews, movie trailers and CD audio clips including necessary clearances.
        e. Copy for advertorial tips for CD and magalog, and client approved copy for product descriptions. This copy will be written and advertised by client to requirements for magalog.
        f.  Mail list (format to be decided)